Exhibit 99.1
CONTACT: Todd, Luke - Xura, Inc.
(781) 213-2131
Luke.Todd@Xura.com
Xura Receives Notice from Nasdaq

WAKEFIELD, MA, June 17, 2016 - Xura, Inc. (“Xura”; NASDAQ: MESG) received a notification letter from The Nasdaq Stock Market on June 15, 2016 that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the company did not timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2016 (“Form 10-Q”) with the Securities and Exchange Commission.
As previously reported, the company was unable to complete and file the Form 10-Q timely due to delays resulting from the late filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2016. The company’s management and its financial reporting, accounting and tax personnel were also engaged in ongoing negotiations for the sale of the company at a purchase price of $25 per share. As previously disclosed, on May 23, 2016, the company entered into an Agreement and Plan of Merger with affiliates of Siris Capital Group, LLC. The company is working diligently to complete the work necessary to file the Form 10-Q and intends to file such report as soon as practicable.
The Nasdaq letter provides that the company has until August 14, 2016 to submit a plan to regain compliance. The company is working diligently to complete the work necessary to file the Form 10-Q and intends to file such report as soon as practicable.
About Xura, Inc.
Xura offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (“CSPs”) and enterprises navigate and monetize the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion end points, through 350+ service providers and enterprises in 140+ countries. You can find us at www.Xura.com.
Forward-Looking Statements
This press release includes “forward-looking statements.” Forward-looking statements include statements regarding the company’s expectation in respect of the timing of the filing its Form 10-Q. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by forward-looking statements. Such risks or uncertainties may give rise to claims or regulatory issues, increase exposure to contingent liabilities and cause pressure on the company's stock price. In this filing, risks relating to the forward-looking statements include (among other factors), the complexity of the preparation of our financial statements in light of several recently completed transactions, as well as the acquisition-related, financial accounting and other risks set forth in the "Forward-Looking Statements" and Item 1A, "Risk Factors" and elsewhere in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2016, or in other subsequently filed periodic, current or other reports. The company undertakes no commitment to update or revise any forward-looking statements except as required by law. The risks and uncertainties discussed above, as well as others, are discussed in greater detail in our filings with the SEC. The documents and reports the company files with the SEC are available through the company, or its website, www.Xura.com, or through the SEC's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov.